Exhibit 10.2
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT is entered into by and between Travere Therapeutics, Inc., a Delaware corporation (hereinafter the “Company”), and Bradley Campbell (hereinafter “Executive”).
R E C I T A L S
WHEREAS, the Company and Executive wish to set forth in this Agreement the terms and conditions under which Executive will be employed by the Company on and after the Start Date.
NOW, THEREFORE, the Company and Executive, in consideration of the mutual promises set forth herein, agree as follows:
1.

NATURE OF EMPLOYMENT
1.1 Start Date of Employment. Executive’s employment with the Company shall begin on December 1, 2026 or such date as otherwise agreed to by Executive and the Company (such actual date Executive’s employment begins (the “Start Date”)).
1.2 Effect of Agreement. This Agreement shall govern the terms of Executive’s employment with the Company on and after the Start Date until it is terminated by either the Company or Executive pursuant to the terms set forth in Article 6.
1.3 At-Will Employment. Executive shall be employed on an at-will basis by the Company and therefore either Executive or the Company may terminate the employment relationship and this Agreement at any time, with or without Cause (as defined herein) and with or without advance notice, subject to the provisions of Article 6.
1.4 Board of Directors. The Company shall appoint Executive to serve on the Board of Directors of the Company (the “Board”) as of the Start Date and, for so long as this Agreement remains in effect, shall renominate Executive to continue on the Board when any applicable Board term expires. Upon termination of Executive’s employment for any reason, or in the event Executive ceases to remain the Company’s Chief Executive Officer for any other reason, Executive shall be deemed to have immediately resigned from the Board and any other position or office with the Company, unless otherwise requested by a majority of the other members of the Board.

2.

EMPLOYMENT DUTIES
2.1 Title/Responsibilities. Executive agrees to serve the Company in the position of President and Chief Executive Officer. Executive shall have the powers and duties commensurate with such position. Executive shall report directly to the Board. All executives of the Company shall report directly or indirectly to Executive.
2.2 Full Time Attention. This is an exempt position, and Executive shall devote his best efforts and all of his business time and attention to the performance of the services customarily incident to such office and to such other services as the Board may reasonably request commensurate with Executive’s position. Executive will perform services for the Company primarily from Executive’s home office located in New Jersey (Executive’s “Home Office”), which the parties agree will constitute Executive’s principal place of business and primary work location for all purposes, including for travel and expense reimbursement policies. The Company acknowledges that Executive’s duties are structured to be performed primarily from Executive’s Home Office and serves a substantial business interest for the Company. Executive will be expected to travel as reasonably necessary in the performance of Executive’s duties, including to the Company’s office located in San Diego, California. Executive will be expected to work from the Company’s San Diego office at least two days per week, except during weeks in which Executive’s business travel obligations reasonably prevent Executive from doing so. The parties acknowledge that Executive is not required to relocate to California on a full-time basis. The parties agree to reasonably cooperate in connection with Executive’s efforts to retain his New Jersey residency in any manner that complies with applicable law.
2.3 Other Activities. Except upon the prior written consent of the Board, Executive shall not during the period of employment engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be competitive with, or that might place him in a competing position to that of the Company or any of its subsidiaries, provided that Executive may own less than two percent (2%) of the outstanding securities of any competing corporation, provided such investment is held on solely on a passive basis, and to the extent of any investments in privately held companies, are made through venture capital, private equity or other similar investment funds or investment vehicles in which Executive does not participate in the management, investment decisions or other activities of such fund or vehicle. Further, Executive may (i) serve on corporate boards or committees of businesses that are not competitors of the Company with prior written consent of the Board (not to be unreasonably withheld), and (ii) serve on civic or charitable boards or committees and engage in educational activities, so long as any such activities do not, individually or in the aggregate, interfere with the discharge of Executive’s responsibilities pursuant to this Agreement or create a conflict of interest.

3.

COMPENSATION
3.1 Base Salary. Executive shall receive a Base Salary at an annual rate of $1,000,000, payable semi-monthly in equal installments in accordance with the Company’s normal payroll practices. The Board or the Compensation Committee of the Board (the “Compensation Committee”) shall provide Executive with annual performance reviews, and, thereafter, Executive shall be entitled to such increase in Base Salary as the Compensation Committee may from time to time establish in its sole discretion.
3.2 Incentive Bonus. In addition to any other bonus Executive shall be awarded by the Board or Compensation Committee, Executive shall be eligible to receive an annual incentive bonus as determined by the Compensation Committee based upon the achievement by the Company of annual corporate goals established by the Board or the Compensation Committee and Executive’s individual performance during the applicable year. Executive’s annual incentive bonus at target will initially be 85% of Executive’s Base Salary (the “Target Annual Bonus”). The Compensation Committee in consultation with the independent members of the Board shall, in its discretion, determine whether the annual corporate goals have been attained. Except as otherwise provided herein, any annual incentive bonus shall be considered earned only if Executive is employed by the Company on the date that the determination is made as to whether annual corporate goals or other criteria have been met or achieved. This determination generally will be made within the first quarter following the end of the Company’s fiscal year. Except as provided in Article 6 herein, no pro-rata bonus will be considered earned if Executive leaves the Company for any reason prior to the foregoing determination date. Any annual incentive bonus that is earned shall be paid no later than the fifteenth day of the third month following the end of the Company’s fiscal year for which such bonus was earned. For clarity, no annual incentive bonus will be paid for 2026 due to the timing of hire.
3.3 Equity.
(a)Upon or within thirty (30) days following the Start Date, the Company shall grant Executive the following equity awards (collectively, the “Initial Equity Awards”): (i) a stock option to purchase shares of Company common stock with an approximate value of $8,250,000 (the “Option”), (ii) a time-based restricted stock unit award covering shares of Company common stock with an approximate value of $8,250,000 (the “Time-Based RSU,” and collectively with the Option, the “Initial Equity Awards”) determined in accordance with the Company’s equity grant practices.  The Option will be a non-qualified stock option, have a 10-year term and will be scheduled to vest over four years, with one-fourth of the shares subject to the option vesting on the one-year anniversary of the grant date and the remaining three-fourths of the shares subject to the option vesting over the following three years in 36 equal monthly installments. The Time-Based RSU will be scheduled to vest over four years, with one-fourth of the restricted stock units subject to the award vesting on each anniversary of the grant date. The vesting of each Initial Equity Award is subject to Executive’s continued employment through the applicable vesting dates and is subject to accelerated vesting in certain circumstances pursuant to Article 6 below. Each of the Initial Equity Awards is intended to be a material inducement to Executive’s acceptance of the Company’s offer of employment with the Company, and will be granted outside the Company’s 2018 Equity Incentive Plan (the “2018 Plan”) but pursuant to the terms of the 2018 Plan as if such awards were granted under the 2018 Plan.
(b)The Company shall grant Executive a performance-based restricted stock unit (PSU) award in early 2027 (in connection with the 2026 year-end review cycle and at the same time PSUs are granted to other senior executives of the Company) with the award of PSUs to have an approximate value of $3,750,000. The PSU award will vest upon the achievement of certain future corporate, clinical and/or regulatory performance milestones to be determined by the Board or Compensation Committee in consultation with the Executive prior to the time of grant; provided, however, that in no event will such PSU award vest prior to the 12-month anniversary of the date of grant. The vesting of the PSU award will be subject to Executive’s continued employment through the applicable vesting dates, will be subject to accelerated vesting in certain circumstances pursuant to Article 6 below, and will otherwise be subject to the terms and conditions of the 2018 Plan and PSU award agreement thereunder.
(c)Subject to approval by the Compensation Committee, in consultation with the independent members of the Board, Executive will be eligible to receive additional Stock Awards on terms to be determined reasonably and in good faith by the Compensation Committee at the time of any such grant. Other than with respect to the PSU award referenced in Section 3.3(b) above, it is not anticipated that the Company will grant additional equity awards to Executive in 2027. Following 2027, for each calendar year of Executive’s employment, in accordance with the Company’s typical equity grant practices, it is expected that the Company will grant Executive an annual Stock Award with the amount and terms of such Stock Award to be determined by the Board or Compensation Committee, taking into account market practices and consideration of peer compensation data in addition to performance and other applicable criteria. For all purposes of this Agreement, “Stock Awards” means any rights granted by the Company to Executive with respect to the common stock of the Company, including, without limitation, the Initial Equity Awards and other stock options, stock appreciation rights, restricted stock, stock bonuses and restricted stock units, with the terms of such awards to be not less favorable than those which are granted to senior executives of the Company generally.
3.4 Withholdings. The Company shall withhold from all compensation and benefits payable pursuant to this Agreement such federal, state, local taxes and other withholdings and similar taxes and payments as may be required by applicable law.

4.

EXPENSE ALLOWANCES AND FRINGE BENEFITS
4.1 Vacation. Executive shall be eligible for all paid holidays recognized by the Company, and 20 days of paid vacation per annum consistent with Company policy. Vacation days for the first calendar year of employment may be prorated. The Company provides for rollover of vacation from year to year up to an allowable maximum. Executive shall also be eligible for personal days and sick days consistent with the Company’s policy.
4.2 Benefits. During Executive’s employment hereunder, the Company shall also provide Executive with the health insurance and other benefits it generally provides to its other senior management employees. As Executive becomes eligible in accordance with applicable criteria adopted by the Company, the Company shall provide Executive with the right to participate in and to receive benefit from life, accident, disability, medical, and savings plans and similar benefits made available generally to employees of the Company as such plans and benefits may be adopted by the Company. The amount and extent of benefits to which Executive is entitled shall be governed by the specific benefit plan as it may be amended from time to time.
4.3 Business Expenses. During the term of this Agreement, Executive shall be entitled to receive reimbursement for all reasonable out-of-pocket expenses incurred by him (in accordance with the policies and procedures established by the Company for its senior executive officers) in performing services hereunder. Executive agrees to furnish to the Company adequate records and other documentary evidence of such expense for which Executive seeks reimbursement. Such expenses shall be reimbursed and accounted for under the policies and procedures established by the Company, and such reimbursement shall be made promptly, but in no event later than December 31 of the calendar year following the year in which such expenses were incurred by Executive. The Company shall reimburse Executive for reasonable legal fees and expenses in an amount not to exceed $10,000 that Executive incurs in connection with the negotiation of this Agreement and any ancillary agreements, subject to the delivery of appropriate documentation thereof. As soon as practicable following the Start Date, Executive shall be paid an amount equal to $500,000 less applicable deductions and withholdings, to offset certain out-of-pocket expenses incurred by Executive as a result of accepting employment with the Company (the “Expense Payment”). Should Executive’s employment terminate prior to the date that is twelve (12) months after the Start Date pursuant to a Voluntary Resignation (as set forth in Section 6.7 herein) or due to a termination by the Company for Cause (as defined in Section 6.4(b) herein), Executive shall be required to repay to the Company 100% of the net after-tax amount of the Expense Payment, and hereby authorizes the Company to withhold any such amount from Executive’s final paycheck or other earned compensation, to the fullest extent permitted by law. Should Executive’s employment terminate on or after the date that is twelve (12) months but prior to the date that is twenty-four (24) months after the Start

Date pursuant to a Voluntary Resignation (as set forth in Section 6.7 herein) or due to a termination by the Company for Cause (as defined in Section 6.4(b) herein), Executive shall be required to repay to the Company 50% of the net after-tax amount of the Expense Payment, and hereby authorizes the Company to withhold any such amount from Executive’s final paycheck or other earned compensation, to the fullest extent permitted by law.
5.

CONFIDENTIALITY
5.1 Confidential Information. As a condition of employment, Executive shall execute and abide by the Company’s standard form of Confidential Information and Invention Assignment Agreement (the “Confidentiality Agreement”).
5.2 Return of Property. All documents, records, apparatus, equipment and other physical property which is furnished to or obtained by Executive in the course of his employment with the Company shall be and remain the sole property of the Company. Executive agrees that, upon the termination of his employment, or at such other time as requested by the Company, he shall return all such property (whether or not it pertains to Confidential Information as defined in the Confidentiality Agreement), and agrees not to make or retain copies, reproductions or summaries of any such property. Notwithstanding the forgoing, Executive shall be entitled to retain Executive’s personal contacts, personal calendars and personal correspondence, and any other information or documents reasonably necessary for the preparation of Executive’s personal tax returns, subject to prior review and verification by the Company.
5.3 No Use of Prior Confidential Information. In Executive’s work for the Company, Executive will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom Executive has an obligation of confidentiality. Rather, Executive will be expected to use only that information which is generally known and used by persons with training and experience comparable to Executive’s own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. Executive agrees that Executive will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom Executive has an obligation of confidentiality. Executive hereby represents that Executive has disclosed to the Company any contract Executive has signed that may restrict Executive’s activities on behalf of the Company.
6.

TERMINATION
6.1 General. As set forth in Section 1.3 herein, Executive shall be employed on an at-will basis by the Company, meaning that, subject to the terms and conditions set forth herein,

either the Company or Executive may terminate Executive’s employment at any time, for any reason.
6.2 By Death. Executive’s employment and this Agreement shall terminate automatically upon the death of Executive. In such event:
(a)Bonus. The Company shall pay to Executive’s beneficiaries or his estate, as the case may be, a lump sum amount equal to Executive’s Target Annual Bonus (as defined in Section 3.2) for the Company’s fiscal year in which Executive’s death occurs multiplied by a fraction, the numerator of which is the number of full months of employment by Executive in such fiscal year and the denominator of which is 12 (the “Pro Rata Bonus”). Such amount shall be paid as soon as administratively practicable, but in no event later than March 15 following the year in which Executive’s death occurred.
(b)Accrued Compensation. The Company shall pay to Executive’s beneficiaries or his estate, as the case may be, any earned but unpaid Base Salary, any accrued but unused vacation pay, and any appropriate business expenses incurred by Executive in connection with his duties hereunder, all to the date of termination (collectively “Accrued Compensation”). Executive (or, to the extent applicable, Executive’s beneficiaries or his estate) shall also remain eligible to receive any vested benefits under any employee benefit plan of the Company.
(c)Prior Year Bonus. The Company shall pay to Executive’s beneficiaries or his estate, as the case may be, any annual bonus earned with respect to a performance year ending prior to the date of termination, but unpaid as of such date, payable at the same time in the year of termination as such payment would be made if the Executive continued to be employed by the Company (a “Prior Year Bonus”).
(d)Stock Awards. The vesting of all outstanding Stock Awards held by Executive that vest based solely on continued service, including, for the avoidance of doubt, any Stock Awards that were subject to the achievement of performance conditions that have been achieved and the only remaining vesting condition is continued service (“Time-Based Equity Awards”) shall be accelerated such that the amount of shares vested under such Time-Based Equity Awards shall equal that number of shares that would have otherwise vested if Executive had continued to render services to the Company for eighteen (18) continuous months after the date of Executive's termination of employment. Any outstanding Stock Awards that remain subject to vesting based on achievement of performance criteria in addition to continued service (“Performance-Based Equity Awards”) will not terminate, but instead will remain outstanding for ninety (90) days, during which the Compensation Committee shall determine, in its sole discretion, whether and to what extent any such Performance-Based Equity Awards will vest. The Compensation Committee’s determination shall be final and binding on Executive, Executive’s estate, and any other person who may claim an interest in those awards.

(e)No Severance Compensation. The compensation and benefits set forth in Sections 6.2(a) through (d) herein shall be the only compensation and benefits provided by the Company in the event of Executive’s death and no other severance compensation or benefits shall be provided.
6.3 By Disability. For purposes of this Agreement, “Disability” shall mean any physical or mental incapacity that results in Executive’s satisfaction of all requirements necessary to receive benefits under the Company’s long-term disability plan due to a total disability. If Executive’s employment is terminated as a result of a Disability, the Company shall pay to Executive all Accrued Compensation. Additionally, provided that Executive’s termination constitutes a “Separation from Service” (as defined under Treasury Regulation Section 1.409A-1(h)), and if Executive (or one of his representatives) signs the General Release set forth as Exhibit A (the “Release”) on or within the time period set forth therein, but in no event later than forty-five (45) days after the termination date, allows such Release to become effective (the “Release Effective Date”), and otherwise complies with all of the Executive’s legal and contractual obligations to the Company, provided, that, the Company shall provide Executive (or his representative) with written notice of any such alleged noncompliance and not less than thirty (30) days to cure, if reasonably deemed curable by the Company (the “Severance Preconditions”) then:
(a)Base Salary Continuation. The Company shall continue to pay Executive’s Base Salary, less required withholdings, for a period of 18 months (the “Disability Severance Payments”) following Executive’s Separation from Service; provided that the Disability Severance Payments shall be reduced by any insurance or other payments to Executive under policies and plans sponsored by the Company, even if premiums are paid by Executive. Subject to the provisions of Section 6.11, the Disability Severance Payments shall be paid in accordance with the Company’s standard payroll practices; provided, however, that any amounts that would otherwise be scheduled to be paid prior to the Release Effective Date shall instead accrue and be paid during the first payroll period following the Release Effective Date, and all other payments shall be made as originally scheduled.
(b)Prior Year Bonus. The Company shall pay to Executive any Prior Year Bonus, if applicable.
(c)Stock Awards. The vesting of all outstanding Time-Based Equity Awards held by Executive shall be accelerated such that the amount of shares vested thereunder shall equal that number of shares that would have otherwise vested if Executive had continued to render services to the Company for eighteen (18) continuous months after the date of Executive's termination of employment. Any Performance-Based Equity Awards will not terminate, but instead will remain outstanding for ninety (90) days, during which the Compensation Committee shall determine, in its sole discretion, whether and to what extent any such Performance-Based Equity Awards will vest. The Compensation Committee’s determination shall be final and binding on Executive,

Executive’s personal representative, and any other person who may claim an interest in those awards.
(d)Health Insurance Benefits. If Executive is eligible for and timely elects continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 or any state law of similar effect (“COBRA”) following Executive’s Separation from Service, the Company will pay Executive’s COBRA group health insurance premiums for Executive and Executive’s eligible dependents directly to the insurer until the earliest of (A) the eighteen (18) month anniversary of Executive’s Separation from Service (the “COBRA Payment Period”), (B) the expiration of Executive’s eligibility for continuation coverage under COBRA, or (C) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.  For purposes of this Section, references to COBRA premiums shall not include any amounts payable by Executive under a Section 125 health care reimbursement plan. Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then regardless of whether Executive elects continued health coverage under COBRA, and in lieu of providing the COBRA premiums, the Company will instead pay Executive on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Special Severance Payment”), which payments shall continue until the earlier of expiration of the COBRA Payment Period or the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment. If Executive becomes eligible for coverage under another employer’s group health plan, Executive must immediately notify the Company of such event, and all payments and obligations under this subsection shall cease.
(e)Disability Plans. Nothing in this Section 6.3 shall affect Executive’s rights under any disability plan in which Executive is a participant.
6.4 Termination by the Company for Cause.
(a)No Liability. The Company may terminate Executive’s employment and this Agreement for Cause (as defined below) without liability at any time. In such event, the Company shall pay Executive all Accrued Compensation, but no other compensation or reimbursement of any kind, including without limitation, any severance compensation or benefits shall be paid, and thereafter the Company’s obligations hereunder shall terminate. For clarity, the foregoing sentence shall not have any impact on any awards or other benefits that are vested as of the date of such termination.
(b)Definition of “Cause.” For purposes of this Agreement, “Cause” shall mean one or more of the following:

(i)Executive’s intentional commission of an act, or intentional failure to act, that materially injures the business of the Company; provided, however, that in no event shall any business judgment made in good faith by Executive and within Executive’s defined scope of authority constitute a basis for termination for Cause under this Agreement;
(ii)Executive’s intentional refusal or intentional failure to act in accordance with any lawful and proper direction or order of the Board;
(iii)Executive’s material breach of Executive’s fiduciary, statutory, contractual, or common law duties to the Company (including any material breach of this Agreement, the Confidentiality Agreement, or the Company’s written policies);
(iv)Executive’s conviction of, or plea of guilty or nolo contendere to, any felony or any crime involving dishonesty; or
(v)Executive’s participation in any fraud or other act of willful misconduct against the Company;
provided, however, that in the event that the Board determines that any of the foregoing events are reasonably capable of being cured, the Company shall provide written notice to Executive describing the nature of such event and Executive shall thereafter have thirty (30) calendar days to cure such event.
6.5 Termination by the Company without Cause.
(a)The Company’s Right. The Company may terminate Executive’s employment and this Agreement without Cause (as defined in Section 6.4(b) herein) at any time by giving thirty (30) calendar days advance written notice to Executive. In such event, the Company shall pay to Executive all Accrued Compensation.
(b)Severance Benefits. If the Company terminates Executive’s employment without Cause, provided that Executive’s termination constitutes a Separation from Service, and if Executive fulfills the Severance Preconditions (as defined in Section 6.3), then:
(i)Cash Severance Payments. The Company shall pay Executive a severance payment equal to (A) Executive’s annual Base Salary plus Executive’s Target Annual Bonus multiplied by (B) 1.5 (the “Cash Severance Payment”). Subject to the provisions of Section 6.11, the Cash Severance Payment will be paid in equal installments on the Company’s standard payroll dates over a period of eighteen (18) months following Executive’s Separation from Service; provided, however, that any amounts that would otherwise be scheduled to be paid prior to the Release Effective Date shall instead accrue and be paid during the first payroll period following the Release Effective Date, and all other payments shall be made as originally scheduled.

(ii)Prior Year Bonus. The Company shall pay to Executive any Prior Year Bonus, if applicable.
(iii)Pro-Rata Bonus. If Executive’s termination date is after June 30 of the year of termination, Executive will remain eligible to receive a bonus relating to the year during which the termination occurred, based on the achievement of performance goals and criteria applicable to that year as deterimined by the Board or Compensation Committee, as applicable, consistent with the determination of bonus achievement for senior executives of the Company for the same performance period, but prorated (as calculated in accordance with the methodology set forth in Section 6.2(a), above) for the portion of the performance period Executive was employed by the Company, with the bonus, if any, to be paid at the same time as bonuses are paid to other senior executives of the Company.
(iv)Stock Awards. The vesting of all outstanding Time-Based Equity Awards held by Executive shall be accelerated such that the amount of shares vested thereunder shall equal that number of shares that would have otherwise vested if Executive had continued to render services to the Company for 18 continuous months after the date of Executive's termination of employment. If the performance period applicable to any then outstanding Performance-Based Equity Awards ends within the eighteen (18) month period following such termination of employment, then the vesting of such awards shall remain eligible to vest if, and to the extent that, the performance goal is achieved within that eighteen (18) month period.
(v)Health Insurance Benefits. Executive shall be eligible to receive the COBRA continuation benefits set forth in Section 6.3(d), subject to the terms and conditions set forth therein.
6.6 Termination by Executive due to a Resignation with Good Reason.
(a)Executive’s Right. Executive may resign his employment and terminate this Agreement at any time with Good Reason (as defined in Section 6.6(c) herein). In such event, the Company shall pay to Executive all Accrued Compensation.
(b)Severance Benefits. If Executive resigns his employment and terminates this Agreement with Good Reason, provided that Executive’s termination constitutes a Separation from Service, and if Executive fulfills the Severance Preconditions, then the Company shall pay Executive all of the severance benefits set forth in Section 6.5(b) herein and, with respect to the Cash Severance Payment, not taking into account any reduction in Base Salary which gave rise to Good Reason.
(c)Definition of “Good Reason.” For purposes of this Agreement, “Good Reason” shall mean a resignation of employment and termination of this Agreement by Executive for one or more of the following reasons:

(i)A material diminution in Executive’s authority, duties or responsibilities as in effect immediately prior to such diminution;
(ii)A requirement that Executive report to a corporate officer or employee instead of reporting directly to the Board;
(iii)A material reduction by the Company of Executive’s annual Base Salary, which the parties agree is a reduction of at least 10% of Executive’s Base Salary (unless pursuant to a salary reduction program applicable generally to the Company’s similarly situated employees);
(iv)A relocation of Executive or the Company’s principal executive offices if Executive’s principal office is at such offices, to a location more than forty (40) miles from the location at which Executive is then performing his duties; or
(v)A material breach by the Company of any provision of this Agreement or any other enforceable written agreement between Executive and the Company;
provided however, in order to resign for Good Reason, (1) Executive must first provide the Company with written notice specifying the condition giving rise to Good Reason within ninety (90) calendar days following the initial existence of such condition; (2) the Company must be given an opportunity to cure such condition within thirty (30) calendar days following its receipt of such notice and (3) if such event is not reasonably cured within such period, Executive’s resignation from all positions Executive then holds with the Company must be effective not later than thirty (30) calendar days after the expiration of the cure period.
6.7 Voluntary Resignation. Executive may resign his employment and terminate this Agreement at any time for any reason other than with Good Reason. In such event the Company shall pay Executive all Accrued Compensation (as defined in Section 6.2(c) herein), but no other compensation or reimbursement of any kind, including without limitation, any severance compensation or benefits shall be paid, and thereafter the Company’s obligations hereunder shall terminate.
6.8 Severance upon Termination in the Event of a Change in Control.
(a)Severance Benefits. If (i) during the period that begins three (3) months prior to and ends twelve (12) months after the consummation of a Change in Control (as defined in Section 6.8(b) herein), (1) the Company terminates Executive’s employment and this Agreement without Cause pursuant to Section 6.5 herein or (2) Executive resigns his employment and terminates this Agreement as a result of Good Reason pursuant to Section 6.6 herein, and (ii) in either event (1) or (2), provided that Executive’s termination constitutes a Separation from Service and if Executive fulfills the Severance Preconditions, then, in addition to the Accrued Compensation, the Executive shall receive the following severance benefits in lieu of any severance benefits set forth in Section 6.5(b) or Section 6.6(b) herein:

(i)CIC Cash Severance Payment. The Company shall pay Executive an amount equal to (A) Executive’s annual Base Salary plus Executive’s Target Annual Bonus (as defined in Section 3.2 herein) multiplied by (B) 2.0 (collectively, the “CIC Cash Severance Payment”). The CIC Cash Severance Payment will be paid in one lump sum within fourteen (14) calendar days following the Release Effective Date and shall be reduced by any amounts paid previously under Section 6.5(b) or 6.6(b) herein, if applicable.
(ii)Prior Year Bonus. The Company shall pay to Executive any Prior Year Bonus, if applicable.
(iii)Pro-Rata Bonus. If Executive’s termination date is after June 30 of the year of termination, the Company shall pay to Executive the Pro-Rata Bonus.
(iv)Stock Awards. The vesting of all outstanding Stock Awards held by Executive shall be accelerated in full, effective as of the Release Effective Date, with outstanding performance-based Stock Award to vest at target unless otherwise specified in the applicable grant agreement.
(v)Health Insurance Benefits. Executive shall be eligible to receive the COBRA continuation benefits set forth in Section 6.3(d), subject to the terms and conditions set forth therein.
(b)For purposes of this Agreement, a “Change in Control” shall have occurred if at any time following the Start Date, any of the following events shall occur:
(i)The Company is merged, or consolidated, or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than 50% of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held in the aggregate by the holders of voting securities of the Company immediately prior to such transaction;
(ii)The Company sells all or substantially all of its assets or any other corporation or other legal person and thereafter, less than 50% of the combined voting power of the then-outstanding voting securities of the acquiring or consolidated entity are held in the aggregate by the holders of voting securities of the Company immediately prior to such sale;
(iii)There is a report filed after the date of this Agreement on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) disclosing that any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term beneficial owner is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange

Act) representing 50% or more of the combined voting power of the then-outstanding voting securities of the Company; or
(iv)During any period of two (2) consecutive years following the Start Date, individuals who at the beginning of any such period constitute the directors of the Company cease for any reason to constitute at least a majority thereof unless the election to the nomination for election by the Company’s shareholders of each director of the Company first elected during such period was approved by a vote of at least two-thirds of the directors of the Company then still in office who were directors of the Company at the beginning of such period.
6.9 Mitigation. Except as otherwise specifically provided herein, Executive shall not be required to mitigate the amount of any payment provided under this Agreement by seeking other employment or self-employment, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or through self-employment or by retirement benefits after the date of Executive’s termination of employment from the Company.
6.10 Coordination. If upon termination of employment, Executive becomes entitled to rights under other plans, contracts or arrangements entered into by the Company, this Agreement shall be coordinated with such other arrangements so that Executive’s rights under this Agreement are not reduced, and that any payments under this Agreement offset the same types of payments otherwise provided under such other arrangements, but do not otherwise reduce any payments or benefits under such other arrangements to which Executive becomes entitled, except as otherwise specifically provided herein.
6.11 Application of Section 409A.
(a)It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Code Section 409A. In the event that the parties determine in good faith that this Agreement is not in compliance with Code Section 409A, the parties shall coordinate in good faith to modify this Agreement to comply with Section 409A while endeavoring to maintain the intended economic benefits hereunder.
(b)A termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a Separation from Service and, for purposes of any such provision of this

Agreement, references to a “termination,” “termination of service” or like terms will mean Separation from Service. If Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a Separation from Service, such payment or benefit will be made or provided at the date which is the earlier of (A) the expiration of the six-month period measured from the date of such Separation from Service of Executive, and (B) the date of Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 6.11 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) will be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement will be paid or provided in accordance with the normal payment dates specified for them herein.
(c)To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder will be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (B) any right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year will in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.
(d)For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement will be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period will be within the sole discretion of the Company; provided, however, that if the period during which such payment(s) may be made in a lump sum or commence spans two calendar years, the payment(s) will be made or commence in the second calendar year. If any payment is conditioned upon Executive’s execution and delivery of a release of claims and the period during which Executive may execute or revoke such release spans two calendar years, the payment will be made in the second calendar year on the first applicable date it could be made. Notwithstanding any other provision of this Agreement to the contrary, in no event will any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.
6.12 Parachute Payments.
(a)If any payment or benefit Executive would receive from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of

Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”). Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A of the Code that would not otherwise be subject to taxes pursuant to Section 409A of the Code, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A of the Code as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A of the Code shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A of the Code.
(b)In the event it is subsequently determined by the Internal Revenue Service that some portion of the Reduced Amount as determined pursuant to clause (x) in the preceding paragraph is subject to the Excise Tax, Executive agrees to promptly return to the Company a sufficient amount of the Payment so that no portion of the Reduced Amount is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount is determined pursuant to clause (y) in the preceding paragraph, Executive will have no obligation to return any portion of the Payment pursuant to the preceding sentence.
(c)Unless Executive and the Company agree on an alternative accounting firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Corporate Transaction shall perform the foregoing calculations and the determinations by such accounting firm shall be used by Executive and the Company absent manifest error. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Corporate Transaction, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.
(d)The Company shall use commercially reasonable efforts to cause the accounting firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Executive and the Company within 15 calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by Executive or the Company) or such other time as requested by Executive or the Company.
7.

GENERAL PROVISIONS
7.1 Governing Law. The validity, interpretation, construction and performance of this Agreement and the rights of the parties thereunder shall be interpreted and enforced under New Jersey law without reference to principles of conflicts of laws.
7.2 Assignment; Successors; Binding Agreement.
(a)Assignment. Executive may not assign, pledge or encumber his interest in this Agreement or any part thereof. The Company may assign this Agreement to any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, or otherwise in connection with any corporate transaction, re-organization, or restructuring.
(b)Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amount is at such time payable to Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legates or other designee or, if there be no such designee, to his estate.
7.3 Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

To the Company:

Travere Therapeutics, Inc.
Attn: Chief Legal Officer
3611 Valley Centre Drive, Suite 300
San Diego, CA 92130

To Executive:
Bradley Campbell
[***]

7.4 Modification; Waiver; Entire Agreement. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between Executive and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time.
7.5 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
7.6 Controlling Document. Except to the extent described in Section 6.10, in case of conflict between any of the terms and conditions of this Agreement and any document herein referred to, the terms and conditions of this Agreement shall control.
7.7 Executive Acknowledgment. Executive acknowledges (a) that he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement, and has been advised to do so by the Company, and (b) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.
7.8 Survival. The obligations as forth under Sections 5, 6, and 7 will survive the termination of this Agreement and Executive’s employment.
7.9 Dispute Resolution. To aid the rapid and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, and in exchange for the mutual promises contained in this Agreement, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, Executive’s employment with the Company, Executive’s compensation and benefits, or the termination of Executive’s employment, shall be resolved to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS, Inc. (“JAMS”) or its successor, under JAMS’ then applicable rules and procedures appropriate to the relief being sought (available upon request and also currently available at the following web address: (i) https://www.jamsadr.com/rules-employment-arbitration/ and (ii) https://www.jamsadr.com/rules-comprehensive-arbitration/) at a location closest to where Executive last worked for the Company or another mutually agreeable location. Any demand for arbitration must be made within the statute of limitations applicable to the claim asserted as if such claim were asserted in court. Failure to demand arbitration (or, where applicable, file a counterclaim, crossclaim, or third-party claim) within such time limitation shall serve as a waiver and release with respect to all such claims. Executive acknowledges that by agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge. The Federal Arbitration Act, 9 U.S.C. § 1 et seq., will, to the fullest extent permitted by law, govern the interpretation and enforcement of this arbitration agreement and any arbitration proceedings. This provision shall not be mandatory for any claim or cause of action to the extent applicable law prohibits subjecting such claim or cause of action to mandatory arbitration and such applicable law is not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”), such as non-individual claims that cannot be waived under applicable law, claims or causes of action alleging sexual harassment or a nonconsensual sexual act or sexual contact, or unemployment or workers’ compensation claims brought before the applicable state governmental agency. In the event Executive or the Company intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. Executive acknowledges and agrees that proceedings of any non-individual claim(s) under the California Private Attorneys General Act (“PAGA”) that may be brought in court shall be stayed for the duration and pending a final resolution of the arbitration of any individual or individual PAGA claim. Nothing herein prevents Executive from filing and pursuing proceedings before a federal or state governmental agency, although if Executive chooses to pursue a claim following the exhaustion of any applicable administrative remedies, that claim would be subject to this provision. In addition, with the exception of Excluded Claims arising out of 9 U.S.C. § 401 et seq., all claims, disputes, or causes of action under this section, whether by Executive or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class, representative, or collective proceeding, nor joined or consolidated with the claims of any other person or entity. Executive acknowledges that by agreeing to this arbitration procedure, both Executive and the Company waive all rights to have any dispute be brought, heard, administered, resolved, or arbitrated on a class, representative, or collective action basis. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. If a court finds, by means of a final decision, not subject to any further appeal or recourse, that the preceding sentences regarding class, representative, or collective claims or proceedings violate applicable law or are otherwise unenforceable, as to a particular claim or request for relief, the parties agree that any such claim(s) or request(s) for relief be severed from the arbitration and may proceed in a court of law rather than by arbitration. All other claims or requests for relief shall be arbitrated. Executive will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration and procedural questions which grow out of the dispute and bear on the final disposition are matters for the arbitrator to decide, provided however, that if required by applicable law, a court and not the arbitrator may determine the enforceability of this paragraph with respect to Excluded Claims. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as Executive or the Company would otherwise be entitled to seek in a court of law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company shall pay all JAMS arbitration administrative fees in excess of the administrative fees that Executive would be required to pay if the dispute were decided in a court of law. Each party is responsible for its own attorneys’ fees, except as may be expressly set forth in Executive’s Confidentiality Agreement or as otherwise provided under applicable law. Nothing in this Agreement is intended to prevent either Executive or the Company from seeking or obtaining injunctive relief, or provisional remedies as permitted under applicable law, in court to prevent irreparable harm pending the conclusion of any such arbitration. The pursuit of injunctive relief shall not be deemed incompatible with or constitute a waiver of rights under this Agreement. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.
7.10 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same Agreement. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000), or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Electronic signatures shall be deemed original signatures for purposes of this Agreement and all matters related thereto, with such electronic signatures having the same legal effect as original signatures. The parties agree that this Agreement may be electronically signed.

Executed by the parties as follows:

EXECUTIVE    TRAVERE THERAPEUTICS, INC.

By: /s/ Bradley Campbell        By: /s/ Gary Lyons

Date: September 21, 2026        Date: September 21, 2026

EXHIBIT A

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE1

This Confidential Separation Agreement and General Release (the “Agreement”) is entered into by and between [Employee Name] (“you”) and Travere Therapeutics, Inc. (the “Company”) for good and valuable consideration.
1.SEPARATION. Your last day of employment with the Company will be [_________] (the “Separation Date”). You understand and agree that you are not authorized to hold yourself out as being employed or affiliated with the Company in any way following the Separation Date.
2.FINAL PAY; COBRA. Within the time frame required by applicable law, the Company will pay you all accrued wages, and all accrued and unused paid time off earned through the Separation Date, subject to standard payroll deductions and withholdings. To the extent provided by the federal COBRA law or, if applicable, state insurance laws (collectively, “COBRA”), and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. You are entitled to these payments and benefits regardless of whether or not you sign this Agreement.
3.SEVERANCE BENEFITS. Although the Company has no obligation to do so, if you: (i) sign and return this Agreement to the Company through DocuSign on or within twenty-one (21) calendar days from [Date] (but no earlier than the Separation Date), (ii) allow the releases contained herein to become effective, and (iii) comply with the terms of this Agreement (including, but not limited to, the return of property obligations in Section 6) and comply with all of your legal and contractual obligations to the Company (collectively, the “Severance Preconditions”), then the Company will provide you with the following severance benefits (the “Severance Benefits”):

[TBD DEPENDING ON THE TYPE OF TERMINATION AND THE TERMS SET FORTH IN THE EMPLOYMENT AGREEMENT]
4.NO OTHER COMPENSATION OR BENEFITS. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, equity, equity acceleration, or vesting), severance, or benefits before or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account).
1 Note to Draft: This agreement/release is subject to revision at the time of separation to account for legal requirements and individual circumstances.

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5.EXPENSE REIMBURSEMENT. You agree that, within thirty (30) calendar days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.
6.RETURN OF COMPANY PROPERTY. On or within five (5) calendar days after the Separation Date, you will return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, contact information, financial information, specifications, training materials, computer-recorded information, tangible property including, but not limited to, computers, credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). You represent that you have made a diligent search to locate any such documents, property and information within the required timeframe. In addition, if you have used any personally owned computer, server, e-mail system, mobile phone, portable electronic device (e.g., smartphone, iPad or the like), (collectively, “Personal Systems”) to receive, store, prepare or transmit any Company confidential or proprietary data, materials or information, then within five (5) calendar days after the Separation Date, you will permanently delete and expunge all such Company confidential or proprietary information from such Personal Systems without retaining any copy or reproduction in any form (in whole or in part). You agree that, after the applicable time frames noted above, you will neither use nor possess Company property. You also agree that within five (5) calendar days after the Separation Date you will update any social media and networking profiles (such as LinkedIn and Facebook) to reflect that you are no longer employed or affiliated with the Company. Your timely compliance with this paragraph is a condition precedent to the Severance Benefits described above.
7.CONFIDENTIALITY. The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed by you in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement in confidence to your immediate family and to your attorneys, accountants, tax preparers and financial advisors; (b) you may disclose this Agreement pursuant to a government investigation, if necessary to enforce its terms, or as otherwise required by law; (c) you may disclose this Agreement to the extent permitted by the “Protected Rights” section below or in furtherance of your rights under Section 7 of the National Labor Relations Act, if applicable; and (d) you may disclose or discuss (either orally or in writing) alleged discriminatory or unfair employment practices.
8.NO ADMISSIONS. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

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9.RELEASE OF CLAIMS.
(a)General Release. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its past, present, and future affiliated, related, parent and subsidiary entities, and its and their past, present, and future directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).
(b)Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Labor Code (as amended), the California Family Rights Act (as amended), the California Fair Employment and Housing Act (as amended), and, to the extent that you are employed in the State of [Insert work state at time of employment termination]: [insert applicable state laws]. You acknowledge that you have been advised, consistent with California Government Code Section 12964.5(b)(4), that you have the right to consult an attorney regarding this Agreement and that you were given a reasonable time period of not less than five (5) business days in which to do so. You further acknowledge and agree that, in the event you sign this Agreement prior to the end of the reasonable time period provided by the Company, your decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of the time period.
(c)Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party or under applicable law; (ii) any rights which are not waivable as a matter of law; and (iii) any claims for breach of this Agreement.
(d)Protected Rights. You understand that nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the

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Occupational Safety and Health Administration, the California Department of Fair Employment and Housing, the Securities and Exchange Commission or any other government agency, except that you acknowledge and agree that you hereby waive your right to any monetary benefits in connection with any such claim, charge or proceeding. Additionally, while this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you are otherwise waiving, to the fullest extent permitted by law, any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. Nothing in this Agreement (i) prevents or limits you from discussing or disclosing information (either orally or in writing) about unfair or unlawful acts or employment practices in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful; or (ii) waives any rights you may have under Section 7 of the National Labor Relations Act, if applicable (subject to the release of claims set forth herein).
(e)ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the waiver and release in this section is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your waiver and release do not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) calendar days to consider this Agreement (although you may choose voluntarily to sign it earlier, but not prior to the Separation Date, and you agree that changes to this Agreement, whether material or immaterial, do not restart the running of the twenty-one (21) calendar-day period); (iv) you have seven (7) calendar days following the date you sign this Agreement to revoke it (by providing written notice of your revocation to Laura Johnson at [***]); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth (8th) calendar day after the date that this Agreement is signed by you provided that you do not revoke it (the “Effective Date”).
10.SECTION 1542 WAIVER. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:
“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”
You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of claims herein, including but not limited to your release of unknown claims.
11.REPRESENTATIONS. You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act or any other similar

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applicable state law, or otherwise, and have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.
12.CONTINUING OBLIGATIONS. You acknowledge and reaffirm your continuing obligations under your Employee Confidential Information and Inventions Assignment Agreement, Confidentiality Agreement, and/or any other agreement relating to the Company’s confidential and proprietary information (the “Confidentiality Agreement”), which is incorporated herein by reference, and agree to abide by those continuing obligations.
13.NON-DISPARAGEMENT. Except to the extent permitted by the “Protected Rights” section above, you agree not to disparage the Company, its officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation; provided that you may respond accurately and fully to any request for information if required by legal process or in connection with a government investigation. In addition, nothing in this provision or this Agreement prohibits or restrains you from (a) making disclosures protected under the whistleblower provisions of federal or state law; (b) exercising your rights to engage in protected speech under Section 7 of the National Labor Relations Act, if applicable; or (c) disclosing or discussing (either orally or in writing) alleged discriminatory or unfair employment practices. In response to any reference request from a prospective employer, the Company will only confirm your dates of employment and positions held.
14.NO VOLUNTARY ADVERSE ACTION. You agree that you will not voluntarily (except in response to legal compulsion or as permitted under the section of this Agreement titled “Protected Rights”) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.
15.COOPERATION. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages) and will make reasonable efforts to accommodate your scheduling needs.
16.MISCELLANEOUS. This Agreement, including its exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the

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Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. The Company may freely assign this Agreement, without your prior written consent. You may not assign any of your duties hereunder and you may not assign any of your rights hereunder without the written consent of the Company. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the state in which you last resided and performed work during your employment with the Company, without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and electronic image signatures (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, or other applicable law) shall be equivalent to original signatures.
17.SECTION 409(A) OF THE INTERNAL REVENUE CODE. It is intended that all of the benefits and payments under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) provided under Treasury Regulations 1.409A 1(b)(4) and 1.409A 1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions and any ambiguities herein shall be interpreted accordingly. To the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A and incorporates by reference all required definitions and payment terms.
18.MEDICARE. The parties have not shifted responsibility for medical treatment to Medicare in contravention of 42 U.S.C. § 1395y(b). The parties made every effort to adequately protect Medicare's interest and incorporate such into the terms of this Agreement, and to comply with both federal and state law. The parties acknowledge and understand that any present or future action or decision by the Centers for Medicare & Medicaid Services or Medicare on this Agreement, or your eligibility or entitlement to Medicare or Medicare payments, will not render this release void or ineffective, or in any way affect the finality of this Agreement. You represent and agree that you will indemnify, defend and hold the Released Parties harmless from any and all claims, liens, Medicare conditional payments and rights to payment, known or unknown. You waive any and all private causes of action for damages pursuant to 42 U.S.C. § 1395y(b)(3)(A) et seq. If any governmental entity, or anyone acting on behalf of any governmental entity, seeks damages (including multiple damages) from the Released Parties relating to your alleged injuries, claims or lawsuit, you will defend and indemnify the Released Parties, and hold the Released Parties harmless from any and all such damages (including multiple damages), claims, liens, Medicare conditional payments and rights to payment, including any attorneys’ fees sought by such entities. You affirm, covenant, and warrant that you have made no claim for illness or injury against, nor are you aware of any facts supporting any claim against the Released Parties under

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which the Released Parties could be liable for medical expenses incurred by you before or after the execution of this Agreement. Furthermore, you are aware of no medical expenses which Medicare has paid and for which the Released Parties are or could be liable now or in the future. You agree and affirm that, to the best of your knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exist.

(Signature Page Follows)

You have twenty-one (21) calendar days from [Date] to decide whether you would like to accept this Agreement, although you may not execute it until after the Separation Date. This Agreement may be provided to you in advance of the Separation Date for your review and an execution copy will be delivered to you by DocuSign on or shortly after the Separation Date. The Company’s offer contained herein will automatically expire if you do not sign and return it within this time frame.

I have read, understand and agree fully to the foregoing Agreement:

By:
[Employee Name]

Date

Travere Therapeutics, Inc.

By: _______________________________

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